Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-252089 on Form S-3 and Registration Statement No. 333-261393 on Form S-8 of our report dated March 31, 2025, relating to the financial statements of Spruce Power Holding Corporation appearing in this Annual Report on Form 10-K of Spruce Power Holding Corporation for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Houston, Texas
July 24, 2026